Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

Telephone: 770-852-9057

E-mail: quiana.pinckney@hdsupply.com

HD Supply, Inc. Announces Fiscal 2010 Second Quarter Results

ATLANTA, GA – September 13, 2010 – HD Supply today reported net sales for the 2010 fiscal second quarter ended August 1, 2010 of $2.0 billion, an increase of $1 million compared to the second quarter of fiscal 2009. Operating income for the fiscal second quarter of 2010 was $26 million, an increase of $7 million compared to the second quarter of fiscal 2009. Liquidity at the end of the second quarter of fiscal 2010 was $1.3 billion, an increase of over $130 million versus the first quarter of fiscal 2010, and over $400 million versus the end of fiscal 2009.

Consolidated net loss for the second quarter of fiscal 2010 was $115 million, compared to a net loss of $89 million for the same period in fiscal 2009. Net loss in the second quarter of fiscal 2010 and fiscal 2009 included non-cash charges of $33 million and $4 million, respectively, to increase the valuation allowance against the company’s deferred tax assets. Excluding the 2010 and 2009 charges for valuation allowances, the net loss of $82 million in the second quarter of fiscal 2010 compares with a net loss of $85 million in the second quarter of fiscal 2009.

Net sales for the first six months of fiscal 2010 were $3.8 billion, a decline of 2.8 percent compared to the first six months of fiscal 2009. Operating income in the first six months of fiscal 2010 improved $11 million to $5 million compared with an operating loss of $6 million in the first six months of fiscal 2009.

Consolidated net loss for the first six months of fiscal 2010 was $317 million, compared to a net loss of $79 million for the same period in fiscal 2009. Net loss in the first six months of fiscal 2010 included a $117 million non-cash charge to increase the valuation allowance against the company’s deferred tax assets. Net loss in the first six months of fiscal 2009 included a non-operating pre-tax gain of $200 million ($123 million after-tax) resulting from the extinguishment of senior subordinated debt and a $5 million non-cash charge to increase the valuation allowance against the company’s deferred tax assets. Excluding the 2010 and 2009 charges for valuation allowances and the 2009 gain from the debt extinguishment, net loss of $200 million in the first six months of fiscal 2010 compares with a net loss of $197 million in the first six months of fiscal 2009.

“As we enter the second half of this year, we are beginning to see signs of economic and industry stabilization and are cautiously optimistic. We continue to invest in the critical growth areas for our business that will uniquely position HD Supply to grow faster than the markets as they recover. Over the past six months, we have enhanced our product mix, continued to improve our operational efficiencies and have made critical investments in our technology systems. In addition, our teams are intensely focused on maintaining and growing current customer relationships, and earning new business by providing outstanding service to our customers,” stated Joe DeAngelo, CEO, HD Supply.

“Our growing liquidity and the extension of the majority of our debt maturities to 2014 enhances our solid financial position.”

In March 2010, HD Supply entered into amendments to its $1.3 billion Cash Flow Credit Agreement and its $2.1 billion ABL Credit Agreement, which extended approximately $874 million of the Term Loan principal and $1.75 billion under the ABL Credit Agreement to April 1, 2014.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of market-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 770 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 31, 2010, filed April 13, 2010. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Six Months Ended
	August 1, 2010	August 2, 2009	August 1, 2010	August 2, 2009
Net Sales	$1,974	$1,973	$3,785	$3,894
Cost of sales	1,427	1,430	2,736	2,839

Gross Profit	547	543	1,049	1,055
Operating expenses:
Selling, general and administrative	425	427	849	857
Depreciation and amortization	93	95	187	193
Restructuring	3	2	8	11

Total operating expenses	521	524	1,044	1,061
Operating Income (Loss)	26	19	5	(6)
Interest expense	155	149	311	301
Other (income) expense, net	(3)	(4)	1	(202)

Income (Loss) Before Provision (Benefit) for Income Taxes	(126)	(126)	(307)	(105)
Provision (benefit) for income taxes	(11)	(37)	10	(26)

Net Income (Loss)	$(115)	$(89)	$(317)	$(79)

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter and year-to-date period, HD Supply supplemented its reporting of net loss with non-GAAP measurements to reflect the impact of the 2010 and 2009 charges for the valuation allowance and the 2009 gain from the debt extinguishment. HD Supply believes that these non-GAAP measurements better enable management and investors to understand and analyze HD Supply’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. A reconciliation of the non-GAAP measurements to the corresponding GAAP measurements can be found in the attached schedule.

Non-GAAP Measures – Reconciliation (amounts in millions) (unaudited)

	Three Months Ended
	August 1, 2010			August 2, 2009
	Reported (GAAP)	Adjustment (1)	As Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	As Adjusted (Non- GAAP)
Operating Income	$26	$—	$26	$19	$—	$19
Interest expense	155	—	155	149	—	149
Other (income) expense, net	(3)	—	(3)	(4)	—	(4)

Income (Loss) Before Provision (Benefit) for Income Taxes	(126)	—	(126)	(126)	—	(126)
Provision (benefit) for income taxes	(11)	(33)	(44)	(37)	(4)	(41)

Net Income (Loss)	$(115)	$33	$(82)	$(89)	$4	$(85)

	Six Months Ended
	August 1, 2010			August 2, 2009
	Reported (GAAP)	Adjustment (1)	As Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	As Adjusted (Non- GAAP)
Operating Income (Loss)	$5	$—	$5	$(6)	$—	$(6)
Interest expense	311	—	311	301	—	301
Other (income) expense, net	1	—	1	(202)	200	(2)

Income (Loss) Before Provision (Benefit) for Income Taxes	(307)	—	(307)	(105)	(200)	(305)
Provision (benefit) for income taxes	10	(117)	(107)	(26)	(82)	(108)

Net Income (Loss)	$(317)	$117	$(200)	$(79)	$(118)	$(197)

(1)	Management regularly assesses the realization of the Company’s net deferred tax assets and the need for any valuation allowance. During the three and six months ended August 1, 2010, the Company recorded an increase of $33 million and $117 million, respectively, in the valuation allowance against deferred tax assets.
(2)	During the three and six months ended August 2, 2009, the Company recorded an increase of $4 million and $5 million, respectively, in the valuation allowance against deferred tax assets. During the first quarter of fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, the Company recognized a pre-tax gain of $200 million, $123 million net of tax, in the first six months of fiscal 2009 for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs.